For Immediate Release

Contact:     Investor Relations
Owens Realty Mortgage, Inc.
(925) 239-7001

Owens Realty Mortgage, Inc. Announces Amendment of Secured Revolving Credit Facility with California Bank & Trust, First Bank and Umpqua Bank Increasing Maximum to $75,000,000
WALNUT CREEK, CA. – June 9, 2017 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) announced today that it has signed an amendment (the "Amendment") of its secured revolving credit facility (the "Credit Facility") with California Bank & Trust and First Bank to increase the maximum potential borrowings to $75,000,000 and to add Umpqua Bank as an additional lender. The foregoing description of the Amendment and related documents does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility agreements and the Amendment, copies of which have been filed by the Company with the SEC as exhibits to Current Reports on Form 8-K.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company structured to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of commercial real estate mortgage loans primarily in the Western U.S. We provide customized, short-term capital to small and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. We are headquartered in Walnut Creek, California, and are externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on our website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects, including the maximum borrowings available under the new revolving line of credit, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.